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                                                                     EXHIBIT 2.2


November 14, 2000

VIA FAX AND U. S. MAIL

Mr. Richard Tipton
Vice President, General Counsel and Secretary
Water Pik Technologies, Inc.
23 Corporate Plaza, Suite 246
Newport Beach, CA  92660

RE: TAX SHARING AND INDEMNIFICATION AGREEMENT BY AND BETWEEN ALLEGHENY TELEDYNE INCORPORATED AND WATER PIK TECHNOLOGIES, INC. DATED NOVEMBER 29, 1999 ("TAX AGREEMENT") AND SEPARATION AND DISTRIBUTION AGREEMENT BY AND BETWEEN ALLEGHENY TELEDYNE INCORPORATED, TDY HOLDINGS, LLC, TELEDYNE INDUSTRIES, INC. AND WATER PIK TECHNOLOGIES, INC. DATED NOVEMBER 29, 1999 ("DISTRIBUTION AGREEMENT")

Dear Rick:

This letter will confirm our agreement under the definition of Public Offering in Section 1.1 of the Tax Agreement that the Public Offering (as therein defined) shall be the equity offering of the type and in the amount set forth in, and applicable to Water Pik Technologies under, the supplemental letter ruling issued by the Internal Revenue Service on July 12, 2000. This will further confirm that the term "Ruling Request," as defined in Section 1.1 of the Tax Agreement and Section 1.63 of the Distribution Agreement, is deemed to include all amendments and supplements we file after November 29, 1999, including the supplemental ruling request submitted to the Internal Revenue Service on June 8, 2000.

We further agree that the requirements in the Section 4.01(b) of the Distribution Agreement regarding the filing of the Public Offering Registration Statement are hereby waived and that, in accordance with Section 4.01(a) of such Agreement and Section 5.2 (d) of the Tax Agreement, the Public Offering (as redefined) need not be completed until April 30, 2001. We also agree that the requirements in Sections 4.01(c), (f) and (g) of the Distribution Agreement may not be necessary in the event that Water Pik Technologies undertakes a private placement to fulfill its obligation to complete the Public Offering (as redefined).

Please signify your acknowledgement of and agreement to the foregoing by signing the enclosed copy of this letter and returning it to me. A self-addressed envelope is enclosed for your convenience.

Sincerely,


Jon D. Walton
JDW:gr

cc: R. D. West

Acknowledged and agreed to:

Water Pik Technologies, Inc.


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